EXHIBIT 99.1



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                     [WHG BANCSHARES CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION CONTACT
---------------------                      -------------------------------
July 30, 1998                              Peggy J. Stewart
                                           President and Chief Executive Officer
                                           (410) 538-8700

                      WHG BANCSHARES CORPORATION ANNOUNCES
               QUARTERLY EARNINGS, DIVIDEND, AND SPECIAL DIVIDEND

         Lutherville Maryland - WHG Bancshares Corporation (Nasdaq SmallCap Market - WHGB), the parent holding company of Heritage Savings Bank, F.S.B., Lutherville, Maryland, today announced earnings for the quarter ended June 30, 1998. For the quarter ended June 30, 1998, the Company earned $197,000 or $.15 diluted earnings per share, as compared to net earnings of $231,000 or $.16 diluted earnings per share for the quarter ended June 30, 1997. For the nine months ended June 30, 1998, the Company earned $470,000 or $.37 diluted earnings per share as compared to net earnings of $589,000 or $.41 diluted earnings per share for the nine months ended June 30, 1997. For the quarter ended and nine months ended June 30, 1998, net earnings were lower than anticipated due to an increase in the provision for loan losses. Such increase in the provision for loan losses was the result of two borrowers inability to repay their residential mortgage loans. The property underlying one such loan was sold during the quarter and the Company recognized a loss of $35,000.

         Total assets of the Company were $131,967,000 at June 30, 1998, as compared to $98,557,000 at September 30, 1997. Stockholders's equity was $20,172,000 or $14.52 per share at June 30, 1998 as compared to $19,829,000 or
$14.24 per share at September 30, 1997. The increase in stockholders' equity during the third fiscal quarter was due to net income for the period.

         The Company also announced today that the Board of Directors has declared a special cash distribution of $3.00 per share. In addition, the Company announced the declaration of the regular quarterly dividend of $.08 per share. Both distributions will be paid on September 10, 1998, to shareholders of record as of August 13, 1998.

         The Company estimates that the entire amount of the $3.00 per share special distribution would be treated as a return of capital distribution. The $3.00 return of capital would be treated as a reduction in the cost basis of each share and would not be subject to income tax as a dividend to shareholders. However, a final determination as to an exact amount of the return of capital portion of the special distribution cannot be made until after December 31, 1998.

         The Company's Board of Directors views this strategy as reflective of the Board's commitment to enhance long-term shareholder value.

         The Company became the holding company for the Bank on March 29, 1996, following its initial public offering at the time of the Conversion. Heritage Savings Bank, F.S.B. is a federally chartered savings bank that conducts its business from its main office located in Lutherville, Maryland, one branch office located in Baltimore City, Maryland, two branch offices located in Baltimore County, Maryland, and one branch office located in Howard County, Maryland. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol "WHGB."


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WHG Bancshares Corporation and Subsidiaries

Period Ended June 30, 1998

Selected Financial Condition Data
---------------------------------

                                            Balance as of     Balance as of
                                            June 30, 1998     Sept. 30, 1998
                                            -------------     --------------

Assets                                      $131,967,000      $98,557,000
Deposits                                    $ 89,844,000      $74,186,000
Stockholders' Equity                        $ 20,172,000      $19,829,000
Book Value Per Share                        $      14.52      $     14.24

Loans                                       $ 76,519,000      $78,450,000
Nonperforming Loans                         $    857,000      $   837,000



Selected Operating Data                     9 Mos. Ended      9 Mos. Ended
-----------------------                     June 30, 1998     June 30, 1998
                                            -------------     -------------

Net Income                                  $    470,000      $   589,000
Basic Earnings per share                    $       0.38      $      0.41
Diluted Earnings per share                  $       0.37      $      0.41
Provision for losses                        $    180,000      $    46,000

Return on average assets                            0.55%            0.80%
Return on average equity                            3.14%            3.68%

Av. Interest earnings assets                $110,845,000       $97,780,000
Av. Interest Bearing liabilities            $ 93,530,000       $74,913,000
Yield on int. earnings assets                       7.30%             7.34%
Yield on it. bearing liabilities                    4.63%             4.43%
Net interest rate spread                            2.67%             2.91%
Efficiency ratio                                   67.07%            64.35%